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                                                                      EXHIBIT 21


                           NCI BUILDING SYSTEMS, INC.

                              List of Subsidiaries


    NCI Holding Corp.                                      Delaware

    NCI Operating Corp.                                    Nevada

    Metal Coaters of California, Inc.                      Texas

    Building Systems de Mexico, S.A. de C.V.               Mexico